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                                                                    EXHIBIT 99.1

                                                       [TENNECO AUTOMOTIVE LOCO]


news release


For Immediate Release


Contacts:       Jane Ostrander
                Media Relations
                847 482-5607
                jane.ostrander@tenneco-automotive.com

                Leslie Hunziker
                Investor Relations
                847 482-5042
                leslie.hunziker@tenneco-automotive.com



                    TENNECO AUTOMOTIVE RECEIVES CIO 100 AWARD
 COMPANY RECOGNIZED FOR EXCELLENCE IN BUSINESS PERFORMANCE THROUGH IT MANAGEMENT

Framingham, MA - August 19, 2003 - Tenneco Automotive is a winner of the prestigious CIO 100 Award from CIO Magazine. The 2003 CIO 100 Award recognizes organizations around the world that excel in positive business performance through resourceful IT management and practices.

"We are pleased that the outstanding work of our IT department has been recognized," said Mark P. Frissora, chairman and CEO of Tenneco Automotive. "As a company, we are working to continuously improve, using execution and discipline to deliver on our goals and improve our operating efficiency worldwide. It's a job well done by the entire IT team and as CEO, I'm delighted they have earned this industry recognition."

"This year's CIO 100 award recipients are being honored because their companies have demonstrated resourceful use of IT systems, staff and budgets," says Abbie Lundberg, editor in chief, CIO Magazine. "Maximizing return on



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investment is a priority when times are tight, and these companies excel in generating greater value from limited resources."

Bill Haser, CIO of Tenneco Automotive says that "Tenneco Automotive, as a whole, has been working to maximize efficiencies and to do more with less. This is particularly true in our IT group, where last year we reduced spending by 20 percent while doubling the number of projects delivered and improving on all service measures."

The recipients of this year's CIO 100 were selected through a comprehensive three-step process. First, companies completed an online application form. In addition, CIO editorial staff and members of its expert panel provided nominations. A team of CIO editors and writers reviewed the applications to determine the final 100. The judging objectives were to recognize positive business performance through the resourceful use of IT systems, staff and budgets in a challenging economy.

Tenneco Automotive is a $3.5 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 19,600 employees worldwide. Tenneco Automotive is one of the world's largest producers and marketers of ride control and exhaust systems and products, which are sold under the Monroe(R) and Walker(R) global brand names. Among its products are Sensa-Trac(R) and Monroe Reflex(R) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow mufflers and DynoMax(R) performance exhaust products, and Monroe(R) Clevite(R) vibration control components.

CIO Magazine is published by CXO Media Inc. CXO Media serves CIOs, CEOs, CFOs, COOs and other corporate officers who use technology to thrive and prosper in this new era of business. The company strives to enhance partnerships between C-level executives, as well as create opportunities for information technology
(IT) and consumer marketers to reach them. In addition to publishing CIO and CSO magazines, CXO Media produces www.cio.com, The CIO Insider, www.darwinmagazine.com, and www.CSOonlin.com as well as Executive Programs, a series of conferences that provide educational and networking opportunities for corporate and government leaders.

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